MAXIM TEP

Technology Enhanced Production

Sales & Limited License Agreement

This Agreement shall be By and Between: Triton American Well Service, LLC, its principals Louis Guidry and Paul Cothran (herein collectively referred to as "Triton"), whose offices are located at 13809 Research Boulevard, Suite 725, Austin, Texas 78750 and MAXIM TEP, Inc (herein referred to as "MAXIM") of 9400 Grogan's Mill Road, Suite 205, The Woodlands, Texas 77380 USA

Outline:

MAXIM has acquired innovative patented technology in lateral drilling (the "MAXIM Technology"). It is authorized to grant licensing and limited licensing agreements for the use of this patented technology to qualified companies operating within specific geographical locations. Triton wishes to purchase three (3) Lateral Drilling rigs and the associated gear necessary for its operation for the use of these rigs on wells owned by Triton within the geographical boundaries of the State of Texas. Use of the technology by Triton outside the state of Texas, or the use of this technology on wells majority owned by Triton would be an expressed violation of this limited licensing agreement.

Exclusivity:

Triton shall have the exclusive license for use of the MAXIM Technology only on property and wells majority owned by Triton. Such license shall not be granted on joint ventures or independent operations outside the Triton scope of service without the expressed written consent of MAXIM.

Scope of Services/Deliverables:

Specifically MAXIM will provide the following Products:

Three (3) Shallow Rig Lateral Drilling rigs together with the patented drilling nozzles, 5-1/2 inch patented deflection shoes, drilling and milling bits and mud motors. ALL RIGS WILL COME STANDARD WITH A GPS TRACKING DEVICE and include licensing fees totaling $260,000.00.

Prices and specific products are as follows:

RIG 1	with 33 nozzles, 2 5-1/2 inch Deflection Shoes, 2 Flex shafts, 2 bits and 2 mud motors and limited license fee	$	300,000.00
RIG 2	with 33 nozzles, 2 5-1/2 inch Deflection Shoes, 2 Flex shafts, 2 bits and 2 mud motors and limited license fee	$	220,000.00
RIG 3	with 33 nozzles, 2 5-1/2 inch Deflection Shoes, 2 Flex shafts, 2 bits and 2 mud motors and limited license fee	$	220,000.00
EXTRA	2 4-1/2 inch Deflection Shoes @ $5,000 ea	$	10,000.00
	TOTAL	**$**	**750,000.00**

Limits to Scope of Services/Deliverables:

TRITON may not hold itself out to be other than a limited licensee of MAXIM.
TRITON may not commit MAXIM in any way or infer acceptance of any terms or conditions of any contract without MAXIM's written consent..

Obligations on MAXIM:

1) MAXIM will supply all available information concerning key technology issues, which may be used to operate and maintain the MAXIM Technology, including updated technology which may be available for commercial production.
2) MAXIM. will provide thirty-day training on the first rig and offer Technical Support on a limited basis, but will also offer assistance at daily rate pricing to be mutually agreed.
3) MAXIM. will deliver fully functioning rigs with tools as listed in this Agreement.

Confidentiality and Restrictions:

The parties to This Agreement acknowledge that the proprietary technology information provided to them in order to assist the operation of the technology and its parts is CONFIDENTIAL and NOT TO BE DISCLOSED. In view of the aforementioned, standard confidentiality limitations apply and TRITON is restricted from using any information provided them by MAXIM that might reasonably be considered to be confidential for any purpose other than to the benefit of MAXIM.

Period:

This Limited Licensing Agreement is good for a minimum termed period of ten years commencing on delivery of the first rig and will automatically renew for an additional period of ten (10) years provided that TRITON uses the MAXIM Technology solely on its wells and adheres to the CONFIDENTIALITY of the technology and honor of the patents.

Payment:

For the services outlined above:

- A deposit of $100,000.00 upon execution of this Agreement by July 8, 2005 with an additional $100,000 payment made by July 11, 2005 and the balance of $100,000 credited toward the purchase of the First Rig payable upon delivery of Rig One. Failure to make said payments could trigger termination of the Agreement.
- Payments on the additional rigs will require payment in full upon order

9400 GROGAN'S MILL ROAD, SUITE 205 ❖ THE WOODLANDS, TX 77380
PHONE: 281.466.1530 FAX: 281.466.1531 ❖ www.maximtep.com

Signatures below will memorialize acceptance and agreement to the terms and conditions outlined above.

Respectfully,
MAXIM TEP, INC.

Daniel W. Williams
President/CEO

AGREED & ACCEPTED:

______________________________ 7-7-05
Louis Guidry Date
Manager
Triton American Well Service, LLC

______________________________ 7-7-05
Paul Cothran Date
Manager
Triton American Well Service, LLC